EXHIBIT 11.1

            SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              YEAR ENDED DECEMBER 31,
                                       -------------------------------------
                                          1996         1995         1994
                                       -----------  -----------  -----------
Net income available for common
  shareholders.......................       $9,588       $7,757       $5,839
Weighted average number of common
  shares outstanding.................    7,726,405    7,707,428    7,675,340
Additional shares assuming conversion
  of stock options...................      808,313      686,690      626,270
                                       -----------  -----------  -----------
Weighted average shares for primary
  earnings per share.................    8,534,718    8,394,118    8,301,610
Incremental shares issuable using
  year-end market price:
     Conversion of stock options.....      109,492       40,793       37,933
                                       -----------  -----------  -----------
Weighted average shares for fully
  diluted earnings per share.........    8,644,210    8,434,911    8,339,543
                                       ===========  ===========  ===========
     Primary earnings per common
       share.........................        $1.12        $0.92        $0.70
                                       ===========  ===========  ===========
     Fully diluted earnings per
       common share..................        $1.11        $0.92        $0.70
                                       ===========  ===========  ===========
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